Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

NATURE Publishes New Dynavax Findings on Novel Role of TLRs in Lupus

Berkeley, CA - June 16, 2010 - Dynavax Technologies Corporation (Nasdaq: DVAX) today reported in NATURE new data that may explain the resistance of lupus patients to glucocorticoid treatment. In the June 16, 2010 issue of NATURE Dynavax scientists show that activation of cells of the innate immune system by two key receptors, TLR7 and TLR9, can cause glucocorticoid resistance in lupus patients. The data also demonstrate that this resistance can be reversed by Dynavax's novel TLR7/TLR9 inhibitors in human blood cells and animal models of lupus.

Glucocorticoids are widely used for the treatment of many autoimmune and inflammatory conditions, but the high doses required for effective treatment of lupus lead to significant side-effects. In the article entitled, "TLR Recognition of Self Nucleic Acids Hampers Glucocorticoid Activity in Lupus," researchers from Dynavax and their collaborators show that patients' own RNA and DNA can cause a key cell type to become resistant to the killing effects of glucocorticoids. This response to self RNA and DNA operates via two key receptors, TLR7 and TLR9, which are the targets of a novel inhibitory drug being developed by Dynavax.

"Our findings reveal a novel potential for TLR inhibitors to permit effective glucocorticoid therapy with lower, better-tolerated doses," commented Robert Coffman, Ph.D., Chief Scientific Officer of Dynavax. "There is an urgent need for new therapies for lupus and we look forward to advancing our lead TLR inhibitor, DV1179, into clinical trials later this year."

This work was conducted in collaboration with investigators at the Baylor Institute for Immunology Research, the Texas Scottish Rite Hospital and the University of Texas Southwestern Medical Center, all in Dallas, TX; the National Institutes of Health in Bethesda, MD; and the Institut Curie in Paris, France. The research was supported in part by grants from the National Institute of Arthritis and Musculoskeletal and Skin Diseases, the National Institute of Allergy and Infectious Diseases, the Alliance for Lupus Research and the Mary Kirkland Center for Lupus Research.

About Dynavax's TLR Inhibitors

Dynavax's TLR inhibitors are a novel class of oligonucleotides, called immunoregulatory sequences (IRS), that specifically inhibit the TLR-induced inflammatory response associated with autoimmune and inflammatory diseases. Preclinical data from animal model studies show Dynavax's TLR inhibitors block induction of IFN-alpha and also

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reduce symptoms in multiple autoimmune disease animal models, such as lupus, inflammatory skin disorders, and rheumatoid arthritis. Dynavax is developing its TLR inhibitors under a worldwide strategic alliance with GlaxoSmithKline (GSK), whereby GSK has an exclusive option to obtain a license to the program.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAVTM, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements" that are subject to a number of risks and uncertainties, including statements about data for the Company's IRS, their potential benefits and initiation of clinical trials. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether the reported results can be replicated in human trials, difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our GSK collaborative agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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